FORM 4                                         ------------------------------
                                               |       OMB APPROVAL          |
                                               | OMB Number: 3235-0287       |
                                               | Expires: September 30,1998  |
                                               | Estimated average burden    |
                                               | hours per response ...0.5   |
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                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Powers                       John
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(Last)                      (First)                   (Middle)

WPI Group, Inc.          1155 Elm Street
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                            (Street)

Manchester                   NH                        03101
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(City)                       (State)                   (Zip)

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2. Issuer Name and Ticker or Trading Symbol

WPI Group, Inc.      WPIC
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for  Month/Year
01/00
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [x] Officer (give title below)
   [ ] Other (specify below)
     Vice President - Chief Financial Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form biled by More than One Person
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TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
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1. Title of Security      | 2. Trans-   | 3. Trans-   | 4. Securities Acquired (A)         | 5.Amount of    | 6.Owner-  |7. Nature
   (Instr. 3)             |    action   |    action   |    or Disposed of (D)              |   Securities   |   ship    |   of In-
                          |    Date     |    Code     |                                    |   Beneficially |   Form:   |   direct
                          |             |  (Instr. 8) |    (Instr. 3,4 and 5)              |   Owned at     |   Direct  |   Bene-
                          | (Month/     |             |                                    |   End of       |   (D) or  |   fical
                          |  Day/       ----------------------------------------------------   Month        |   Indirect|   Owner-
                          |  Year)      |Code  |  V   |  Amount   | (A) or  |   Price      |                |   (I)     |   ship
                          |             |      |      |           | (D)     |              | (Instr.3 and 4)|(Instr. 4) | (Instr.4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see instruction
4(b)(v).

TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of   |2.Con-  |3.      |4.       |5.Number of |6.Date Exercisable |7.Title and Amount |8.Price|9.Number  |10. |11.Nature
  Derivative |version |Tran-   |Transac- |  Derivative| and Expiration    |  of Underlying    |of Deri|of Deriva | Dir|of
  Security   |or Exer |saction |         |  Securities| Date              |  Securities       |vative |tive      | ect|Indirect
             |cise    |Date    |         |  Acquired  |                   |                   |Secu   |Securities| or |Bene-
             |Price of|        |         |  or Dis-   |                   |                   |irty   |Bene-     | In |ficial
             |Deriva- |(Month/ |         |  posed of  |-------------------|-------------------|       |cially    | dir|Onwership
             |Security|        |         |            |Date    |  Expir-  | Title  | Amount   |       |Owned at  | ect|
             |        |        |---------|------------|Exer-   |  ation   |        | or Number|       |End of    |    |
             |        |        |Code | V | (A)   (D)  |cisable |  Date    |        | of Shares|       |Month     |    |
             |        |        |     |   |            |        |          |        |          |       |
Employee     |        |        |     |   |            |        |          |        |          |       |          |    |
Stock Option |        |        |     |   |            |        |          |Common  |          |       |          |    |
(right to buy)$8.125  |02/19/97|     |   |            |  *     |02/18/07  |Stock   |  5,000   |       |          | D  |
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Employee     |        |        |     |   |            |        |          |        |          |       |          |    |
Stock Option |        |        |     |   |            |        |          |Common  |          |       |          |    |
(right to buy)$11.125 |10/31/97|     |   |            |  **    |10/30/07  |Stock   |  5,000   |       |          | D  |
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Employee     |        |        |     |   |            |        |          |        |          |       |          |    |
Stock Option |        |        |     |   |            |        |          |Common  |          |       |          |    |
(right to buy)$5.50   |10/20/98|     |   |            |  ***   |10/19/08  |Stock   |  7,200   |       |          | D  |
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Employee     |        |        |     |   |            |        |          |        |          |       |          |    |
Stock Option |        |        |     |   |            |        |          |Common  |          |       |          |    |
(right to buy)$1.437  |01/26/00|J****| V |50,000 (A)  |  ****  |01/27/10  |Stock   | 50,000   |       | 67,200   | D  |
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             |        |        |     |   |            |        |          |        |          |       |          |    |
             |        |        |     |   |            |        |          |        |          |       |          |    |
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             |        |        |     |   |            |        |          |        |          |       |          |    |
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Explanation of Responses:
*Option to purchase 5,000 shares of common stock under the WPI Group, Inc. 1995 Stock Option Plan in a transaction exempt under Rule 16b-3. The option becomes exercisable in 50% increments on 2/19/98 and 2/19/99, respectively. **Option to purchase 5,000 shares of common stock under the WPI Group, Inc. 1995 Stock Option Plan in a transaction exempt under Rule 16b-3. The option becomes exercisable in 1/3 increments on 10/1/98, 10/1/99 and 10/1/00, respectively.
***Option to purchase 7,200 shares of common stock under the WPI Group, Inc. 1997 Equity Incentive Plan in a transaction exempt under Rule 16b-3. The option becomes exercisable in 1/3 increments on 10/1/99, 10/1/00 and 10/1/01, respectively.
****Option to purchase 50,000 shares of common stock under the WPI Group, Inc. 1997 Equity Incentive Plan in a transaction exempt under Rule 16b-3. The option becomes exercisable in three equal installments, the first of which shall vest upon the closing of the sale of the Company's Husky Technology business, the second of which shall vest upon the closing of the sale of the Company's Instruments business, and the third of which shall vest upon the refinancing of the Company's current credit facility or the sale of the Company, whichever shall occur first. Notwithstanding the foregoing, the option shall fully vest one year from the date of grant, regardless of whether these events have occurred.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


/s/John Powers
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    **Signature of Reporting Person


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    Date